EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-224463; File No. 333-262696), Forms F-3 (File No. 333-254036; File No. 333-254397), Forms F-1 (File No. 333-228677; File No. 333-255387) and Form F-1MEF (File No. 333-255590) of our report dated February 13, 2023, relating to the consolidated financial statements of Farmmi Inc. included in its annual report (Form 20-F) for the years ended September 30, 2022 and 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ YCM CPA, Inc.

PCAOB ID 6781

Irvine, California

February 13, 2023